Exhibit 99.2

BFYW Expands "Classic Collection" With Single-Serve Pods

Begins Sale of K-Cup Style of Its Classic Line of Light, Medium and Dark Roasts

COLUMBUS, Ohio – March 28, 2024— Better For You Wellness, Inc. (OTC Pink: BFYW) ("BFYW" or the "Company") is proud to announce the significant growth of its premium coffee brand, Stephen James Curated Coffee Collection (SJCCC), which has emerged as the Company's primary revenue driver. This milestone is the expansion of its Classic Collection single-serve K-cup style product line, a specially curated selection of beans featuring a range of roasts to suit coffee enthusiasts.

Recent data from the National Coffee Association reveals that 40% of coffee consumers own a single-cup coffee brewing machine. With approximately 27% of US coffee sales attributed to single-serve pods and nearly three-quarters of Americans opting for pre-ground coffee, there's a clear trend toward convenient coffee solutions.

"Recognizing that coffee is a cherished daily ritual for three out of four Americans, the Stephen James Curated Coffee Collection team has responded to consumer demand by introducing our Classic Collection in single-serve pods, prioritizing comfort and convenience," stated Chairman and CEO Ian James.

BFYW is actively presenting SJCCC's single-serve line to major retailers such as Kroger as part of upcoming floor resets. Floor resets streamline retail offerings and introduce the market to new brands. Moreover, the popularity of single-serve coffee makers extends beyond homes to hotels and resorts, where single-serve coffee pods are served as amenities.

"As a company inspired by travel experiences, we understand the joy of waking up to the aroma of freshly brewed coffee, particularly during travels," commented Stephen Letourneau, COO and Chief Branding Officer. "SJCCC ensures a premium coffee experience whether at home or on the go, and we're excited to introduce these classic roasts to our customers."

The expansion marks a significant step forward for our premium coffee brand, SJCCC, in the competitive coffee market and is another critical step of BFYW's Growth Initiative. Leveraging solid retail partnerships, such as with Kroger, where SJCCC is a top-selling premium coffee, underscores the potential success of this initiative and reinforces our commitment to providing exceptional coffee experiences to consumers worldwide.

Regarding the BFYW Growth Initiative, the Company has recently announced:

PO Financing

BFYW management is working to identify a Purchase Order lender who would pay BFYW's third-party supplier up to 100% of the costs required to produce and deliver the agreed-upon goods to BFYW's customers. See March 12, 2024, 8-K, and exhibit.

Standard Industrial Code (SIC) Change

BFYW seeks to change its Standard Industrial Code from 2844 (Perfumes, Cosmetics, and Other Toilet Preparations) to 5149 (Groceries and Related Products). See March 12, 2024, 8-K, and exhibit.

Competitive Market Analysis and Forecast

BFYW conducted a comprehensive competitive market analysis, examining ten key publicly traded coffee companies. This analysis highlights insights into TTM Revenue and Market Cap. The results underscore the substantial growth potential awaiting investors in BFYW Stock. Estimates show that after $4M in funding, the Company could expand into 250 stores in 2024 and double the number of doors served year-over-year for the next four years until the coffee brand is in nearly 4,000 stores. Post funding, annual revenue in Year One is projected to be $1M+, $8M+ in Year Two, $23M+ in Year Three, $39M+ in Year Four, and $59M+ in Year Five, with sustained profitability in Year Two. BFYW projects the Market Cap to be 1.97X Price-to-Sale. See BFYW's February 26, 2024, 8-K and exhibit.

Launched a Capital Raise

The Company launched a campaign to raise $4M through a Five-year Term Note at 18% following a monthslong financial analysis of SJCCC's expansion into Kroger and other grocers, hotels, resorts, and boutiques. The Company wants to provide prospective investors flexibility and optionality and could offer conversion levels to equity, warrants, etc.

$351K+ Debt Reduction Action

BFYW successfully initiated a Debt Reduction Action, sanctioned unanimously by the Board of Directors as part of the Growth Initiative. The Debt Reduction initiative eliminated $351,983.05 in liabilities, equal to 13%+ of the Company's total liabilities, from BFYW's balance sheet. See BFYW's February 28, 2024, 8-K filing and exhibit.

Chief Operating Officer Appointment

Stephen Letourneau was appointed Chief Operating Officer. See the details of BFYW's March 4, 2024, 8-K filing and exhibit.

Authorized Shares Increase and Performance

BFYW's increase in Authorized Shares increase. See the details of BFYW's December 18, 2023, and January 17, 2024, 8-K filings and exhibits.

About Better For You Wellness:

 Better For You Wellness, Inc. (OTC Pink: BFYW) is an Ohio-based plant-based and science-focused wellness company dedicated to providing high-quality, innovative products that enhance well-being and promote a balanced lifestyle. Better For You Wellness is leading the way in the wellness industry with a solid commitment to clean beauty and natural ingredients. Learn more at https://BFYW.com.

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current judgment regarding the direction of our business, actual results may vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested in this press release. Except as applicable law requires, we do not intend to update any forward-looking statements to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed with SEC (https://www.sec.gov/).

While BFYW may elect to update these forward-looking statements, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon to represent BFYW's assessments as of any date after the date of this press release. Accordingly, undue reliance should not be placed upon them.